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                                                                    EXHIBIT 11.1

                      BUILDING ONE SERVICES CORPORATION
                     COMPUTATION OF NET INCOME PER SHARE
               (Dollars in thousands, except per share amounts)

                                                                     Three Months Ended              Six Months Ended
                                                                          March 31,                       June 30,
                                                                    1999            1998           1999            1998
                                                                -------------   -------------  -------------   -------------
Basic earnings per share:
   Net income................................................    $     9,963    $    10,046    $     24,696     $    15,127
   Weighted average shares outstanding - Basic...............     34,553,258      38,674,147     40,231,809      35,846,420
                                                                 -----------     -----------    -----------     -----------
   Net income per share - Basic..............................    $      0.29     $      0.26    $      0.61     $      0.42
                                                                 ===========     ===========    ===========     ===========
Diluted earnings per share:
   Net income................................................    $     9,963     $    10,046    $    24,696     $    15,127
                                                                 -----------     -----------    -----------     -----------
   Plus: Interest expense on 7.5% convertible subordinated
     debentures and related amortization expense on debt
     issue costs net of applicable income taxes..............            785              --            785              --
                                                                 -----------     -----------    -----------     -----------
   Net income on an as if converted basis....................         10,748          10,046         25,481          15,127
                                                                 ===========     ===========    ===========     ===========
   Weighted average shares outstanding - Basic...............     34,553,258      38,674,147     40,231,809      35,846,420
   Convertible non-voting common stock.......................             --         500,000             --         500,000
   Common stock equivalents from stock options and warrants..         98,139         391,078        187,116         489,560
   Contingently issuable shares..............................        707,869          96,341      1,096,984          48,171
   Convertible subordinated debentures, on an as if converted
      basis..................................................      2,930,403             --       1,473,296              --
                                                                 -----------     -----------    -----------     -----------
   Weighted average shares outstanding - Diluted.......           38,289,669      39,661,566     42,989,205      36,884,151
                                                                 -----------     -----------    -----------     -----------
   Net income per share - Diluted............................    $      0.28     $      0.25    $      0.59     $      0.41
                                                                 ===========     ===========    ===========     ===========


Outstanding stock options and warrants to purchase 6,155,464 shares of common stock as of June 30, 1999 were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares during the period.